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                                                                  EXHIBIT (C)(2)

                                October 2, 1996

STRICTLY CONFIDENTIAL

United Dominion Industries
2300 One First Union Center
Charlotte, NC 28202-6039

Attention:

Gentlemen:

     In connection with your consideration of a possible negotiated transaction with Core Industries Inc and/or its subsidiaries, affiliates and divisions (collectively, the "Company"), you have requested information which is not readily available to the general public concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company which is furnished to you by the Company or on behalf of the Company by its representatives, whether furnished before or after the date of this letter agreement (herein collectively referred to as the "Evaluation Material"), in accordance with the provisions of this letter agreement. For the purposes of this letter agreement, the term "Evaluation Material" includes all data, reports, interpretations, forecasts, audit reports and other records to the extent that they include information concerning the Company which is not readily available to the general public, and also includes all notes, analyses, studies, compilations, interpretations or other documents prepared by you or by your directors, officers, employees, representatives or advisors which contain, reflect or are based upon, in whole or in part, the information furnished pursuant to this letter agreement. The term "Evaluation Material" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors, or (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors provided that such source is not to your knowledge bound by a confidentiality agreement with the Company, or (iii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not to your knowledge bound by a confidentiality agreement with the Company in respect thereof.

     (1) You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible negotiated transaction between the Company and you, and that such information will be kept confidential by you and your directors, officers, employees, representatives and advisors; provided, however, that (i) any such information may be disclosed to your directors, officers, employees and your representatives or your advisors for the purpose of evaluating a possible transaction between the Company and you (it being agreed that such directors, officers, employees, representatives and advisors shall be informed by you of the confidential nature of such information and you shall cause them to treat such information confidentially and shall maintain a list of those to whom such information has been disclosed which list you will present to us upon request) and (ii) any disclosure of such information may be made to which we consent in writing. In any event, you shall be responsible for any breach of this letter agreement by any of your directors, officers, employees, representatives or advisors and you agree, at your sole expense, to take all reasonable measures (including but not limited to count proceedings) to restrain such directors, officers, employees, representatives and advisors from prohibited or unauthorized disclosure or use of the Evaluation Material.

     (2) Without the prior written consent of the Company, except as required by law or applicable stock exchange regulation, you will not, and will direct such directors, officers, employees and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any or the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The term "person" as used in this letter agreement shall be broadly interpreted to include without limitation the media and any corporation, company, group, partnership, other entity or individual.

     (3) You hereby acknowledge that you are aware, and that you will advise your directors, officers, employees, agents, representatives and advisors who are informed as to the matters which are the subject of this
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letter agreement, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     (4) In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information supplied to you in the course of your dealings with the Company or its representatives, it is agreed that you will (i) provide the Company with prompt notice of such request(s) and the documents requested thereby so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this letter agreement and (ii) consult with the Company on the advisability or taking legally available steps to resist or narrow such request. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder you are nonetheless, in the written opinion of your counsel, compelled to disclose information concerning the Company to any tribunal or else stand liable for contempt or risk other censure or penalty, you may disclose such information to such tribunal without liability hereunder; provided, however, that you shall give the Company written notice of the information to be so disclosed as far in advance of its disclosure as is practicable and shall use your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company designates.

     (5) You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that, for a period of three years from the date hereof neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act); (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or
(e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

     (6) You agree that you will have no discussion, correspondence, or other contract concerning the Company or its securities or any transaction with or concerning the Company or its securities except with the management of the Company and its designated representatives or except as otherwise contemplated by this letter agreement; provided, however, it is understood and agreed that you may retain one or more third party advisors to do industry-wide studies to gain information about the competitors and customers in the industry, including the Company. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of one year from the date hereof, none of your employees who gain access to the Evaluation Material and no employee resident in your Charlotte, NC corporate office, directly or indirectly will solicit to employ any of the current officers or employees of the Company, without obtaining the prior written consent of the Company. You further acknowledge and agree that the Company reserves the right, in its sole and absolute discretion, to reject any or all proposals and to terminate discussions and negotiations with, or directly or indirectly involving, you at any time.

     (7) At any time upon our request you shall promptly redeliver to the Company all written material containing or reflecting any information contained in the Evaluation Material (whether prepared by the Company or otherwise, and whether in your possession or the possession of your directors, officers, employees, or advisors, but except items prepared by you or your advisors) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever

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(including all copies, extracts or other reproductions), prepared by you or your advisors based on the information contained in the Evaluation Material shall be destroyed, promptly upon your determination to discontinue consideration of a transaction with the Company, or upon request by the Company. The redelivery of such material shall not relieve your obligation of confidentiality or other obligations hereunder.

     (8) Although we will endeavor to include in the Evaluation Material information known to us which we believe to be relevant for the purpose of your investigation, you understand that the Company makes no representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives shall have any liability to you or any of your representatives resulting from the use of the Evaluation Material supplied by us or our representatives except pursuant to a representation or warranty contained in a binding agreement between the Company and you.

     (9) It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

     (10) It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this letter agreement by you or by any of your agents or representatives and that the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for your breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your agents or representatives have breached this letter agreement and such determination is final, then you shall be liable to pay the Company the reasonable fees incurred by the Company in connection with such litigation, including any appeal therefrom.

     (11) This letter agreement and all disputes arising from or relating to this letter agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without giving effect to the principles of conflict of laws thereof. You also hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of Michigan for any actions, suits or proceedings arising out of or relating to this agreement, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Michigan or the United States of America located in the State of Michigan, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     This agreement and all obligations hereunder shall continue in effect in accordance with its terms for a period of five (5) years from the date hereof or until terminated in writing by the Company.

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     If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

                                          Very truly yours,

                                          CORE INDUSTRIES INC

                                          By:      /s/ LAWRENCE J. MURPHY
                                            ------------------------------------
                                            Its: Executive Vice President

Confirmed and Agreed to:

United Dominion Industries, Inc.

By:      /s/ J. MILTON CHILDRESS
    ----------------------------------
    Its: Vice President

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